Exhibit 99.1
IBEX Announces Second Quarter of Fiscal Year 2024 Financial Results
WASHINGTON, DC— February 8, 2024—IBEX Limited (“ibex”), a leading provider in global business process outsourcing and end-to-end customer engagement technology solutions, today announced financial results for its second fiscal quarter ended December 31, 2023.

“We delivered against a number of our key objectives in the second quarter, highlighted by the eight new client wins in the quarter, totaling twelve in the first half of the fiscal year versus seven in the prior year period,” commented Bob Dechant, CEO of ibex. “That being said, softness in volumes with several of our clients have put recent pressure on our top and bottom line and our second quarter reflected that. To ensure that we resume our historical growth leadership position, we have been making strategic investments in our building blocks for our next stage of growth over the last 12 months including expansion of our sales organization and enhancing our AI capabilities. We are now seeing momentum build in terms of size, speed and quality of our pipeline and wins. Clients are now looking for BPO partners who can not only deliver great contact center solutions, but also rapidly deploy disruptive AI-based solutions for them. Our recent wins and strength of our pipeline highlight our ability to win on both fronts and positions us for growth as we move forward,” added Dechant.

Second Quarter 2024 Key Highlights
•Eight new client relationships won across HealthTech, FinTech, Retail & E-Commerce and new emerging Technology companies, totaling twelve for the year to date compared to seven in the prior year period.
GAAP Financials:
•Second quarter revenue of $132.6 million declined 4.8% from the prior year quarter.
•Net income was $6.1 million compared to $9.3 million in the prior year quarter. Net income margin was 4.6% compared to 6.7% in the prior year quarter.
•Diluted earnings per share were $0.33 compared to $0.49 in the prior year quarter.
Non-GAAP Financial Measures:
•Adjusted net income was $8.0 million compared to $12.2 million in the prior year quarter.
•Adjusted earnings per share were $0.44 compared to $0.65 in the prior year quarter.
•Adjusted EBITDA was $14.3 million compared to $19.4 million in the prior year quarter. Adjusted EBITDA margin was 10.8% compared to 13.9% in the prior year quarter.
Other Metrics:
•$2.3 million adverse impact realized year over year to revenue and EBITDA associated with the deferral of revenue for new logo and client ramps.
•Repurchased 488,803 shares at a total cost of $8.4 million in the second quarter, and a total of 740,346 shares through January 31, 2024 at a total cost of $12.5 million fiscal year to date.

Second Quarter Financial Performance
Revenue
•Revenue was $132.6 million, compared to $139.3 million in the prior year quarter, a decrease of 4.8%. Revenues were impacted by lower volumes in certain verticals and the year over year shift of delivery from onshore to offshore regions.
•$2.3 million adverse impact to revenue compared to the prior year quarter associated with the deferral of training revenue for new logo and client ramps.
•Growth in our strategic HealthTech and Retail & E-Commerce verticals partly offset the above-mentioned revenue declines in our FinTech and Telecommunications verticals.

Net Income and Earnings Per Share
•Net income was $6.1 million compared to $9.3 million in the prior year quarter. Diluted earnings per share were $0.33 compared to $0.49 in the prior year quarter. The decreases were primarily driven by the adverse impact of the $2.3 million deferred training revenue, as well as strategic investments made for the business in technology and sales & marketing, resulting in lower income from operations.
•Net income margin was 4.6% compared to 6.7% in the prior year quarter.
•Non-GAAP adjusted net income was $8.0 million compared to $12.2 million in the prior year quarter. Non-GAAP adjusted diluted earnings per share were $0.44 compared to $0.65 in the prior year quarter (see Exhibit 1 for reconciliation). The decrease per share was primarily attributable to the impact of deferred training revenue and the noted strategic investments in growth.
Adjusted EBITDA
•Adjusted EBITDA was $14.3 million compared to $19.4 million in the prior year quarter (see Exhibit 2 for reconciliation), driven by the aforementioned factors related to deferred training revenue and strategic investments.
•Adjusted EBITDA margin was 10.8% compared to 13.9% in the prior year quarter, the decline for which is attributable to the two key factors noted above (see Exhibit 2 for reconciliation).

Cash Flow and Balance Sheet
•Net cash provided by operating activities decreased to $(1.6) million compared to $5.3 million in the prior year quarter.
•Capital expenditures were $2.9 million compared to $7.9 million in the prior year quarter.
•Free cash flow decreased to $(4.5) million, compared to $(2.7) million in the prior year quarter (see Exhibit 3 for reconciliation).
•Cash and cash equivalents was $49.0 million as of December 31, 2023, compared to cash and cash equivalents of $57.4 million as of June 30, 2023. The decline in cash is attributable to the share repurchase program.
•Net cash position was $48.0 million as of December 31, 2023, compared to $56.4 million as of June 30, 2023 (see Exhibit 4 for reconciliation).

“We believe in our overall business fundamentals and the differentiated value proposition we bring to our clients. However, softness in several of our client volumes has resulted in lower revenues,” said Taylor Greenwald, CFO of ibex. “We expect this volume trajectory to continue for the near term, and, therefore, expect third quarter revenues to trend similarly as the first two quarters on a year over year basis. As our new client ramps reach scale in the fourth quarter, we anticipate an inflection towards growth. We remain confident our strategy of driving growth in our higher margin offshore regions, accelerated by new client wins, and realizing cost savings through optimizing our site footprint will drive improvement in adjusted EBITDA margins for the second half of our fiscal year and in the years ahead.”

“As a result we are updating our Full Year guidance as follows: On a full year basis we expect revenues to be between $505 and $510 million and adjusted EBITDA margin in the range of 12-13%.”

Fiscal Year 2024 Guidance

•     Fiscal year 2024 revenue between $505 to $510 million.
•Adjusted EBITDA margin of approximately 12-13%.
•     Capital expenditures of $15 to $20 million.

Conference Call and Webcast Information
IBEX Limited will host a conference call and live webcast to discuss its second quarter of fiscal year 2024 financial results at 4:30 p.m. Eastern Time today, February 8, 2024. We will also post to this section of our website the earning slides, which will accompany our conference call and live webcast, and encourage you to review the information that we make available on our website.

Live and archived webcasts can be accessed at: https://investors.ibex.co/.
Financial Information
This announcement does not contain sufficient information to constitute an interim financial report as defined in Financial Accounting Standards ASC 270, “Interim Reporting.” The financial information in this press release has not been audited.
Non-GAAP Financial Measures
We present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance and liquidity. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance, as we believe that these non-GAAP financial measures provide a more helpful depiction of our performance of the business by encompassing only relevant and manageable events, enabling us to evaluate and plan more effectively for the future. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our operating results as reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Non-GAAP financial measures and ratios are not measurements of our performance, financial condition or liquidity under U.S. GAAP and should not be considered as alternatives to operating profit or net income / (loss) or as alternatives to cash flow from operating, investing or financing activities for the period, or any other performance measures, derived in accordance with U.S. GAAP.
ibex is not providing a quantitative reconciliation of forward-looking non-GAAP adjusted EBITDA margin to the most directly comparable GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, non-recurring expenses, foreign currency gains or losses, and share-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.
About ibex
ibex helps the world’s preeminent brands more effectively engage their customers with services ranging from customer support, technical support, inbound/outbound sales, business intelligence and analytics, digital demand generation, and CX surveys and feedback analytics.
Forward Looking Statements
In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements regarding our future financial and operating performance, including our outlook and guidance, and our strategies, priorities and business plans. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could impact our actual results include: general economic uncertainty in global markets and unfavorable economic conditions, including inflation, rising interest rates, recession, foreign exchange fluctuations and supply-chain issues; geopolitical conditions, including developing or ongoing conflicts; our ability to attract new business and retain key clients; our profitability based on our utilization, pricing and managing costs; the potential for our clients or potential clients to consolidate; our clients deciding to enter into or further expand their insourcing activities and current trends toward outsourcing services may reverse; our ability to manage our international operations, particularly in the Philippines, Jamaica, Pakistan and Nicaragua; our ability to anticipate, develop and implement information technology solutions that keep pace with evolving industry standards and changing client demands, including the effective adoption of Artificial Intelligence into our offerings; our ability to recruit, engage, motivate, manage and retain our global workforce; our ability to comply with applicable laws and regulations, including those regarding privacy, data protection and information security, employment and anti-corruption; the effect of cyberattacks or cybersecurity vulnerabilities on our information technology systems; our ability to realize the anticipated strategic and financial benefits of our relationship with Amazon; and other factors discussed in the “Risk Factors” described in our periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and past filings on Form 20-F, and any other risk factors we include in subsequent filings with the SEC. Because of these uncertainties, you should not make any investment decisions based on our estimates and forward-looking statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this press release whether as a result of new information, future events or otherwise.

IR Contact:  Michael Darwal, EVP, Investor Relations, ibex, michael.darwal@ibex.co
Media Contact:  Daniel Burris, Senior Director PR and Communication, ibex, daniel.burris@ibex.co

IBEX LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2023	June 30, 2023
Assets
Current assets
Cash and cash equivalents	$49,016	$57,429
Accounts receivable, net	104,747	86,364
Prepaid expenses	5,278	6,616
Due from related parties	129	43
Tax advances and receivables	8,367	5,965
Other current assets	1,956	2,190
Total current assets	169,493	158,607

Non-current assets
Property and equipment, net	35,950	41,151
Operating lease assets	69,190	70,919
Goodwill	11,832	11,832
Deferred tax asset, net	4,289	4,585
Other non-current assets	7,420	6,230
Total non-current assets	128,681	134,717
Total assets	$298,174	$293,324

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$17,934	$18,705
Accrued payroll and employee-related liabilities	32,387	29,360
Current deferred revenue	6,463	6,413
Current operating lease liabilities	13,608	13,036
Current maturities of long-term debt	441	413
Due to related parties	54	2,314
Income taxes payable	3,346	3,020
Total current liabilities	74,233	73,261

Non-current liabilities
Non-current deferred revenue	1,634	1,383
Non-current operating lease liabilities	62,406	64,854
Long-term debt	560	600
Other non-current liabilities	3,228	3,262
Total non-current liabilities	67,828	70,099
Total liabilities	142,061	143,360

Stockholders' equity
Common stock	2	2
Additional paid-in capital	207,638	204,734
Treasury stock	(14,116)	(3,682)
Accumulated other comprehensive loss	(6,133)	(6,312)
Accumulated deficit	(31,278)	(44,778)
Total stockholders' equity	156,113	149,964
Total liabilities and stockholders' equity	$298,174	$293,324

IBEX LIMITED AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Revenue	$132,634	$139,325	$257,243	$267,130

Cost of services (exclusive of depreciation and amortization presented separately below)	95,884	99,790	184,080	195,943
Selling, general and administrative	24,857	23,502	47,897	42,807
Depreciation and amortization	4,946	4,582	9,988	9,259
Total operating expenses	125,687	127,874	241,965	248,009

Income from operations	6,947	11,451	15,278	19,121

Interest income	512	138	1,098	186
Interest expense	(111)	(300)	(215)	(448)
Income before income taxes	7,348	11,289	16,161	18,859

Provision for income tax expense	(1,273)	(2,019)	(2,661)	(3,066)
Net income	$6,075	$9,270	$13,500	$15,793

Other comprehensive income / (loss)
Foreign currency translation adjustments	$679	$554	$(22)	$(1,123)
Unrealized gain on cash flow hedging instruments, net of tax	395	814	201	553
Total other comprehensive gain / (loss)	1,074	1,368	179	(570)
Total comprehensive income	$7,149	$10,638	$13,679	$15,223

Net income per share
Basic	$0.34	$0.51	$0.75	$0.87
Diluted	$0.33	$0.49	$0.72	$0.84

Weighted average common shares outstanding
Basic	17,885	18,149	18,084	18,154
Diluted	18,440	18,860	18,667	18,759

IBEX LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,075	$9,270	$13,500	$15,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,946	4,582	9,988	9,259
Noncash lease expense	3,297	3,719	6,522	7,273
Warrant contra revenue	307	310	594	596
Deferred income tax	52	1,214	296	1,506
Share-based compensation expense	1,427	1,533	2,275	2,655
Allowance of expected credit losses	(5)	115	6	117
Change in assets and liabilities:
Increase in accounts receivable	(14,544)	(11,381)	(18,336)	(18,272)
(Increase) / decrease in prepaid expenses and other current assets	(936)	3,366	(2,192)	3,223
Increase / (decrease) in accounts payable and accrued liabilities	338	(2,151)	544	(1,282)
Increase / (decrease) in deferred revenue	673	(1,640)	301	(2,905)
Decrease in operating lease liabilities	(3,267)	(3,644)	(6,451)	(7,108)
Net cash / (outflow) inflow from operating activities	(1,637)	5,293	7,047	10,855

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,892)	(7,948)	(4,944)	(11,506)
Net cash outflow from investing activities	(2,892)	(7,948)	(4,944)	(11,506)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	59	29,959	96	39,314
Repayments of line of credit	(59)	(32,300)	(148)	(46,300)
Repayment of debt	—	(838)	—	(3,524)
Proceeds from the exercise of options	6	1,188	11	1,209
Principal payments on finance leases	(116)	(186)	(204)	(266)
Purchase of treasury shares	(8,442)	—	(10,274)	(276)
Net cash outflow from financing activities	(8,552)	(2,177)	(10,519)	(9,843)
Effects of exchange rate difference on cash and cash equivalents	68	63	3	(255)
Net decrease in cash and cash equivalents	(13,013)	(4,769)	(8,413)	(10,749)
Cash and cash equivalents, beginning	62,029	42,851	57,429	48,831
Cash and cash equivalents, ending	$49,016	$38,082	$49,016	$38,082

IBEX LIMITED AND SUBSIDIARIES
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
EXHIBIT 1: Adjusted net income and adjusted earnings per share
We define adjusted net income as net income before the effect of the following items: non-recurring expenses (including legal and settlement costs), warrant contra revenue, foreign currency gains or losses, and share-based compensation expense, net of the tax impact of such adjustments. We define adjusted earnings per share as adjusted net income divided by weighted average diluted shares outstanding. The following table provides a reconciliation of net income to adjusted net income and diluted earnings per share to adjusted earnings per share for the periods presented:

($000s, except per share amounts)	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Net income	$6,075	$9,270	$13,500	$15,793
Net income margin	4.6%	6.7%	5.2%	5.9%

Non-recurring expenses	—	792	—	792
Warrant contra revenue	307	310	594	596
Foreign currency losses / (gains)	697	752	(100)	(97)
Share-based compensation expense	1,427	1,533	2,275	2,655
Total adjustments	$2,431	$3,387	$2,769	$3,946
Tax impact of adjustments[1]	(482)	(425)	(671)	(710)
Adjusted net income	$8,024	$12,232	$15,598	$19,029
Adjusted net income margin	6.0%	8.8%	6.1%	7.1%

Diluted earnings per share	$0.33	$0.49	$0.72	$0.84
Per share impact of adjustments to net income	0.11	0.16	0.12	0.17
Adjusted earnings per share	$0.44	$0.65	$0.84	$1.01

Weighted average diluted shares outstanding	18,440	18,860	18,667	18,759
1The tax impact of each adjustment is calculated using the effective tax rate in the relevant jurisdictions.

EXHIBIT 2:  EBITDA, adjusted EBITDA, and adjusted EBITDA margin
EBITDA is a non-GAAP profitability measure that represents net income before the effect of the following items: interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before the effect of the following items: non-recurring expenses (including legal and settlement costs), interest income, warrant contra revenue, foreign currency gains or losses, and share-based compensation expense. Adjusted EBITDA margin is a non-GAAP profitability measure that represents adjusted EBITDA divided by revenue. The following table provides a reconciliation of net income and net income margin to adjusted EBITDA and adjusted EBITDA margin for the periods presented:

	Three Months Ended December 31,		Six Months Ended December 31,
($000s)	2023	2022	2023	2022
Net income	$6,075	$9,270	$13,500	$15,793
Net income margin	4.6%	6.7%	5.2%	5.9%

Interest expense	111	300	215	448
Income tax expense	1,273	2,019	2,661	3,066
Depreciation and amortization	4,946	4,582	9,988	9,259
EBITDA	$12,405	$16,171	$26,364	$28,566
Non-recurring expenses	—	792	—	792
Interest income	(512)	(138)	(1,098)	(186)
Warrant contra revenue	307	310	594	596
Foreign currency losses / (gains)	697	752	(100)	(97)
Share-based compensation expense	1,427	1,533	2,275	2,655
Adjusted EBITDA	$14,324	$19,420	$28,035	$32,326
Adjusted EBITDA margin	10.8%	13.9%	10.9%	12.1%
EXHIBIT 3: Free cash flow
We define free cash flow as net cash provided by operating activities less capital expenditures.

	Three Months Ended December 31,		Six Months Ended December 31,
($000s)	2023	2022	2023	2022
Net cash / (used in) provided by operating activities	$(1,637)	$5,293	$7,047	$10,855
Less: capital expenditures	2,892	7,948	4,944	11,506
Free cash flow	$(4,529)	$(2,655)	$2,103	$(651)
EXHIBIT 4: Net cash
We define net cash as total cash and cash equivalents less debt.

	December 31,	June 30,
($000s)	2023	2023
Cash and cash equivalents	$49,016	$57,429

Debt
Current	$441	$413
Non-current	560	600
Total debt	$1,001	$1,013
Net cash	$48,015	$56,416